Filed Pursuant to Rule 424(b)(3)

File No. 333-259086

File No. 333-261173

NUVEEN DYNAMIC MUNICIPAL OPPORTUNITIES FUND (NYSE: NDMO)

NUVEEN AMT-FREE MUNICIPAL CREDIT INCOME FUND (NYSE: NVG)

(EACH, A “FUND”)

SUPPLEMENT DATED JUNE 9, 2023

TO EACH FUND’S PROSPECTUS SUPPLEMENT

Nuveen Dynamic Municipal Opportunities Fund Prospectus Supplement to the Prospectus dated August 26, 2021	Nuveen AMT-Free Municipal Credit Income Fund Prospectus Supplement to the Prospectus dated November 18, 2021

Effective June 9, 2023, the compensation to be paid to Nuveen Securities, LLC (“Nuveen”), pursuant to separate distribution agreements between each Fund and Nuveen, and compensation paid to Virtu Americas LLC (“Virtu”), pursuant to separate selected dealer agreements between Nuveen and Virtu with respect to each Fund, has changed. As such, the following replaces the relevant disclosure in each Fund’s Prospectus Supplement under “Prospectus Supplement Summary - Offering Methods” and “Plan of Distribution – Distribution Through At-The-Market Transactions”:

The Fund will compensate Nuveen Securities with respect to sales of Common Shares at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. Nuveen Securities will compensate Virtu as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Shares sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS SUPPLEMENT FOR FUTURE REFERENCE